EXHIBIT 99

MBT Financial Corp. Announces

Third Quarter 2016 Profit and Dividend

MONROE, Mich., October 27, 2016 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $3,687,000 ($0.16 per share, basic and diluted), in the third quarter of 2016, compared to a profit of $3,006,000 ($0.13 per share, basic and diluted), in the third quarter of 2015. Year to date profit is $10,923,000 ($0.48 per share, basic and diluted) compared to $8,068,000 ($0.35 per share, basic and diluted) in the first three quarters of 2015.

The Company also announced that it will pay a dividend of $0.04 per share on November 17, 2016 to shareholders of record as of November 10, 2016. The Company did not pay a dividend in the same period in 2015.

Earnings for the Company improved this quarter due to increases in net interest income and non-interest income and decreases in the provision for loan losses and non-interest expenses compared to the third quarter of 2015. The net interest margin was unchanged at 3.11% in the third quarter of 2016 compared to the third quarter of 2015, however the average amount of interest earning assets increased $43.7 million, and as a result, the net interest income increased $291,000, or 3.2% in the third quarter of 2016 compared to the third quarter of 2015.

The provision for loan losses decreased $500,000 compared to the third quarter of 2015 from a negative expense of $200,000 in the third quarter of 2015 to a negative expense of $700,000 recorded this quarter. Classified assets decreased 16.6% during the third quarter and the analysis of the risk in the loan portfolio indicated a need to reduce the Allowance for Loan Losses again this quarter. Total Loans increased $17.2 million during the third quarter, but the continued improvement in asset quality and historical loss ratios enabled the Company to reduce the Allowance for Loan and Lease Losses from 1.55% of loans at the end of the second quarter to 1.43% as of the end of the third quarter of 2016.

Non-interest income, excluding Other Real Estate and securities gains and losses was unchanged at $3.9 million in the third quarter of 2016 and 2015. Securities gains increased from $16,000 in the third quarter of 2015 to $87,000 in the third quarter of 2016 and total non-interest income increased $61,000 or 1.5% compared to last year.

Total non-interest expenses decreased $192,000, or 2.1% in the third quarter of 2016 compared to the third quarter of 2015. Salaries and benefits decreased $180,000 or 3.2% as a result of the efficiency initiative that reduced our staffing in the fourth quarter of 2015. The FDIC deposit insurance assessment decreased $33,000 and other insurance decreased $85,000 due to the improved financial condition of the bank.

Total assets of the company increased $713,000, or 0.1% compared to December 31, 2015. Capital increased $321,000 during the first nine months of 2016 even though the payment of the special and regular dividends exceeded the net income for the period because the AOCI increased $4.1 million due to the increase in the value of AFS securities. The ratio of equity to assets increased from 10.98% at the end of 2015 to 10.99% at September 30, 2016. The Bank’s Tier 1 Leverage ratio decreased from 10.91% as of December 31, 2015 to 10.52% as of September 30, 2016.

H. Douglas Chaffin, President and CEO, commented, “Our results this quarter are a product of our continued focus on growth and cost control, along with improvements in the local economy and our portfolio.  We have been effective at growing the loan book and net interest income, while controlling non-interest expense.  We plan to continue growing loans and fee income, as we also improve our operational efficiency. We will also continue to actively manage our capital, along with looking for the right opportunities to fund growth, throughout our existing branch network and strategic acquisitions.  We remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve, despite challenges in our current environment.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the Third Quarter 2016 results on Friday, October 28, 2016, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10093588. The replay will be available until November 28, 2016 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee, and Wayne Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2016	2016	2016	2015	2015
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2016	2015

EARNINGS
Net interest income	$9,515	$9,244	$9,290	$9,328	$9,224	$28,049	$27,647
FTE Net interest income	$9,671	$9,393	$9,438	$9,469	$9,358	$28,502	$28,045
Provision for loan and lease losses	$(700)	$(200)	$(300)	$(2,000)	$(200)	$(1,200)	$(1,000)
Non interest income	$4,039	$5,555	$4,114	$3,919	$3,978	$13,708	$11,408
Non interest expense	$8,974	$8,872	$9,483	$9,485	$9,166	$27,329	$28,715
Net income	$3,687	$4,239	$2,997	$4,014	$3,006	$10,923	$8,068
Basic earnings per share	$0.16	$0.19	$0.13	$0.18	$0.13	$0.48	$0.35
Diluted earnings per share	$0.16	$0.18	$0.13	$0.18	$0.13	$0.48	$0.35
Average shares outstanding	22,733,134	22,884,350	22,854,556	22,764,801	22,748,974	22,823,682	22,734,952
Average diluted shares outstanding	22,915,278	23,049,718	23,014,957	22,967,108	22,949,063	22,988,364	22,916,444

PERFORMANCE RATIOS
Return on average assets	1.10%	1.28%	0.91%	1.22%	0.93%	1.10%	0.84%
Return on average common equity	9.98%	11.87%	8.57%	10.79%	8.48%	10.15%	7.74%

Base Margin	3.07%	3.03%	3.04%	3.04%	3.05%	3.05%	3.06%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.04%	0.05%	0.04%
Loan Fees	-0.01%	0.02%	0.00%	0.02%	0.02%	0.01%	0.06%
FTE Net Interest Margin	3.11%	3.10%	3.09%	3.11%	3.11%	3.11%	3.16%

Efficiency ratio	65.59%	67.83%	69.75%	72.10%	67.83%	67.71%	71.54%
Full-time equivalent employees	281	288	288	297	337	286	347

CAPITAL
Average equity to average assets	11.05%	10.80%	10.65%	11.34%	10.96%	10.84%	10.92%
Book value per share	$6.49	$6.41	$6.22	$6.46	$6.42	$6.49	$6.42
Cash dividend per share	$0.04	$0.03	$0.53	$-	$-	$0.60	$-

ASSET QUALITY
Loan Charge-Offs	$114	$618	$209	$1,191	$192	$941	$921
Loan Recoveries	$316	$184	$150	$1,091	$309	$650	$1,709
Net Charge-Offs	$(202)	$434	$59	$100	$(117)	$291	$(788)

Allowance for loan and lease losses	$9,405	$9,903	$10,537	$10,896	$12,996	$9,405	$12,996

Nonaccrual Loans	$6,545	$7,522	$8,079	$8,633	$10,623	$6,545	$10,623
Loans 90 days past due	$32	$41	$17	$4	$6	$32	$6
Restructured loans	$15,923	$16,701	$17,828	$18,910	$20,972	$15,923	$20,972
Total non performing loans	$22,500	$24,264	$25,924	$27,547	$31,601	$22,500	$31,601
Other real estate owned & other assets	$1,696	$1,818	$1,608	$2,383	$2,154	$1,696	$2,154
Total non performing assets	$24,196	$26,082	$27,532	$29,930	$33,755	$24,196	$33,755

Classified Loans	$20,151	$24,365	$26,768	$28,490	$34,948	$20,151	$34,948
Other real estate owned & other assets	$1,696	$1,818	$1,608	$2,383	$2,154	$1,696	$2,154
Total classified assets	$21,847	$26,183	$28,376	$30,873	$37,102	$21,847	$37,102

Net loan charge-offs to average loans	-0.12%	0.28%	0.04%	0.06%	-0.07%	0.06%	-0.17%
Allowance for loan losses to total loans	1.43%	1.55%	1.70%	1.76%	2.08%	1.43%	2.08%
Non performing loans to gross loans	3.43%	3.80%	4.19%	4.45%	5.05%	3.43%	5.05%
Non performing assets to total assets	1.80%	1.97%	2.06%	2.23%	2.56%	1.80%	2.56%
Classified assets to total capital	14.61%	17.70%	19.65%	20.06%	24.55%	14.61%	24.55%
Allowance to non performing loans	41.80%	40.81%	40.65%	39.55%	41.13%	41.80%	41.13%

END OF PERIOD BALANCES
Loans and leases	$656,445	$639,199	$618,613	$618,785	$625,406	$656,445	$625,406
Total earning assets	$1,232,863	$1,214,557	$1,227,990	$1,231,128	$1,212,892	$1,232,863	$1,212,892
Total assets	$1,343,026	$1,323,415	$1,334,131	$1,342,313	$1,316,719	$1,343,026	$1,316,719
Deposits	$1,180,461	$1,163,418	$1,162,733	$1,165,393	$1,136,809	$1,180,461	$1,136,809
Interest Bearing Liabilities	$894,697	$893,027	$918,593	$926,598	$904,297	$894,697	$904,297
Shareholders' equity	$147,662	$145,623	$142,424	$147,341	$146,154	$147,662	$146,154
Tier 1 Capital (Bank)	$140,131	$138,059	$133,870	$142,997	$138,163	$140,131	$138,163
Total Shares Outstanding	22,736,116	22,728,558	22,902,198	22,790,707	22,761,327	22,736,116	22,761,327

AVERAGE BALANCES
Loans and leases	$652,163	$625,435	$620,010	$621,217	$624,921	$632,608	$620,676
Total earning assets	$1,234,255	$1,218,569	$1,227,703	$1,211,342	$1,190,561	$1,226,871	$1,183,612
Total assets	$1,329,284	$1,329,935	$1,320,975	$1,302,176	$1,283,384	$1,326,739	$1,276,642
Deposits	$1,178,941	$1,173,998	$1,164,320	$1,139,475	$1,130,807	$1,172,441	$1,125,723
Interest Bearing Liabilities	$905,082	$920,340	$926,618	$902,216	$903,648	$917,300	$909,102
Shareholders' equity	$146,926	$143,685	$140,684	$147,626	$140,619	$143,776	$139,382

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2016	2015	2016	2015

Interest Income
Interest and fees on loans	$7,538	$7,225	$21,752	$21,811
Interest on investment securities-
Tax-exempt	316	278	924	826
Taxable	1,970	2,437	6,714	7,301
Interest on balances due from banks	171	24	450	64
Total interest income	9,995	9,964	29,840	30,002

Interest Expense
Interest on deposits	480	562	1,483	1,826
Interest on borrowed funds	-	178	308	529
Total interest expense	480	740	1,791	2,355

Net Interest Income	9,515	9,224	28,049	27,647
Provision For Loan Losses	(700)	(200)	(1,200)	(1,000)

Net Interest Income After Provision For Loan Losses	10,215	9,424	29,249	28,647

Other Income
Income from wealth management services	1,145	1,163	3,347	3,576
Service charges and other fees	1,118	1,134	3,142	3,058
Debit Card income	721	594	2,130	1,749
Net gain on sales of securities	87	16	2,159	274
Net gain (loss) on other real estate owned	(4)	36	(61)	(248)
Origination fees on mortgage loans sold	149	184	415	450
Bank Owned Life Insurance income	352	358	1,069	991
Other	471	493	1,507	1,558
Total other income	4,039	3,978	13,708	11,408

Other Expenses
Salaries and employee benefits	5,514	5,694	16,531	17,318
Occupancy expense	668	648	2,002	2,074
Equipment expense	731	708	2,141	2,232
Marketing expense	280	267	825	821
Professional fees	459	481	1,667	1,607
EFT/ATM expense	235	109	781	317
Other real estate owned expense	35	59	129	364
FDIC deposit insurance assessment	179	212	539	1,055
Bonding and other insurance expense	118	203	454	660
Telephone expense	95	113	312	317
Other	660	672	1,948	1,950
Total other expenses	8,974	9,166	27,329	28,715

Profit Before Income Taxes	5,280	4,236	15,628	11,340
Income Tax Expense	1,593	1,230	4,705	3,272
Net Profit	$3,687	$3,006	$10,923	$8,068

Basic Earnings Per Common Share	$0.16	$0.13	$0.48	$0.35

Diluted Earnings Per Common Share	$0.16	$0.13	$0.48	$0.35

Dividends Declared Per Common Share	$0.04	$-	$0.60	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	September 30, 2016	December 31, 2015

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$16,122	$14,996
Interest bearing	63,975	70,054
Total cash and cash equivalents	80,097	85,050

Securities - Held to Maturity	42,685	41,282
Securities - Available for Sale	465,610	496,859
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	636	1,477

Loans	655,809	617,308
Allowance for Loan Losses	(9,405)	(10,896)
Loans - Net	646,404	606,412

Accrued interest receivable and other assets	20,438	23,365
Other Real Estate Owned	1,686	2,383
Bank Owned Life Insurance	54,059	53,093
Premises and Equipment - Net	27,263	28,244
Total assets	$1,343,026	$1,342,313

Liabilities
Deposits:
Non-interest bearing	$285,764	$253,795
Interest-bearing	894,697	911,598
Total deposits	1,180,461	1,165,393

Repurchase agreements	-	15,000
Accrued interest payable and other liabilities	14,903	14,579
Total liabilities	1,195,364	1,194,972

Shareholders' Equity
Common stock (no par value)	22,474	23,492
Retained Earnings	123,411	126,214
Unearned Compensation	(19)	(13)
Accumulated other comprehensive income (loss)	1,796	(2,352)
Total shareholders' equity	147,662	147,341
Total liabilities and shareholders' equity	$1,343,026	$1,342,313

FOR FURTHER INFORMATION:
H. Douglas Chaffin Chief Executive Officer (734) 384-8123 doug.chaffin@mbandt.com	John L. Skibski Chief Financial Officer (734) 242-1879 john.skibski@mbandt.com	Julian J. Broggio Director of Marketing (734) 240-2341 julian.broggio@mbandt.com